Exhibit 9.1

November 15, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sirs/Mesdames:

RE: Caary Capital Ltd. – Change in Issuer’s Certifying Accountant

We have reviewed Caary Capital Ltd.’s Form 1-U Current Report Pursuant to Regulation A dated November 15, 2021 and we agree with the statements made in the Change in Issuer’s Certifying Accountant notice.

Yours very truly,

Chartered Professional Accountants

Licensed Public Accountants